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                                                                    EXHIBIT 5.2


                       [LETTERHEAD OF SULLIVAN & CROMWELL]



                                  December 17, 1996




First Tennessee National Corporation,
   165 Madison Avenue,
   Memphis, Tennessee  38103

Dear Sirs:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) up to $300,000,000 aggregate liquidation amount of preferred securities representing beneficial ownership interests (the "Preferred Securities") in First Tennessee Capital I, First Tennessee Capital II, First Tennessee Capital III and First Tennessee Capital IV (the "Trusts"),
(ii) up to $310,000,000 principal amount of junior subordinated deferrable interest debentures (the "Debentures") to be issued by First Tennessee National Corporation (the "Corporation") and (iii) unconditional and irrevocable guarantees (the "Guarantees" and each a "Guarantee") of the obligations of the Trusts under the Preferred Securities that may be issued by the Company, in each case to be offered from time to time at





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First Tennessee National Corporation                                        -2-



prices and on terms to be determined at the time of sale we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Indenture relating to the Debentures has been duly authorized, executed and delivered, the terms of the Debentures and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Debentures have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, and the Guarantee has been duly authorized, executed and delivered by the Guarantor, each of the Debentures and the Guarantees will constitute valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, subject, as to enforcement, to





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First Tennessee National Corporation                                         -3-



bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principals.

                 The foregoing is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Tennessee law, we have relied upon the opinion, dated of even date herewith, of Harry A. Johnson, III, Executive Vice President and General Counsel of the Company, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Mr. Johnson.

                 Also, we have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "Validity of Securities"





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First Tennessee National Corporation                                         -4-



in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                       Very truly yours,



                                       SULLIVAN & CROMWELL